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                                                                    EXHIBIT 21.1

Subsidiaries of iAsiaWorks
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           Subsidiary                        Jurisdiction of Organization
           ----------                        ----------------------------
1.  iAsiaWorks (HK) Limited                             Hong Kong

2.  AUnet (HK) Limited                                  Hong Kong

3.  iAsiaWorks Korea Ltd.                              South Korea

4.  iAsiaWorks (Australia) Pty Limited                  Australia

5.  Votraint No. 1226 Pty Limited                       Australia

6.  iAsiaWorks Singapore Pte Ltd.                       Singapore

7.  iAsiaWorks Networks Taiwan, Ltd.                     Taiwan

8.  iAsiaWorks (Japan), Inc.                            Delaware

9.  Glorious Merriment Sndbhd                           Malaysia